Exhibit 99.1

VIVUS Announces Change in Leadership

Board Member Thomas B. King appointed interim CEO;

Seth Fischer steps down as CEO effective December 31, 2017

CAMPBELL, CA., December 26, 2017 - VIVUS, Inc. (Nasdaq:VVUS) today announced that it has reached agreement with Seth H. Z. Fischer pursuant to which he will step down as chief executive officer and a member of the board of directors effective December 31, 2017 and become a strategic consultant to the Company.

The Company further announced that current board member Thomas B. King will assume the role of interim CEO.  VIVUS’ Board is working with an executive search firm to help identify Mr. Fischer’s successor. Mr. Fischer will serve as a strategic advisor to the Company through 2018 to ensure a smooth transition and continued advancement of the Company’s strategic initiatives.

“On behalf of the Board, I would like to thank Seth for his leadership and dedication for our patients, health care providers, partners, and employees,” said David Norton, VIVUS’ Chairman. “While serving as chief executive officer, Seth has driven important strategic initiatives to help reposition the Company.”

“Tom is a broadly experienced biotech executive, having previously been CEO of three companies, two of which were publicly-traded,” said David Norton, Chairman of the VIVUS Board of Directors.  “His combination of drug development expertise, product portfolio management and commercial products background is a strong fit for where VIVUS is as a company.”

“I believe VIVUS is in the position to be able to aggressively move forward into 2018 to establish a new corporate development trajectory, by injecting momentum with a renewed focus and the deployment of additional resources, to facilitate transacting and positioning the Company to achieve its strategic goals,” said Thomas B. King.

Thomas B. King has served as a director of the Company since May 24, 2017. Mr. King has been an independent biotechnology consultant since August 2016. From June 2003 to August 2016, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Alexza Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. Prior to that, from September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a privately-held biopharmaceutical development-stage company. From January 1994 to February 2001, Mr. King held various senior executive positions at Anesta Corporation, a publicly-traded pharmaceutical company, including President and Chief Executive Officer from January 1997 to October 2000, and was a member of the board of directors until it was acquired by Cephalon, Inc., a publicly-traded biopharmaceutical company. Mr. King currently serves on the board of directors of Faraday Pharmaceuticals, Inc., Satsuma Pharmaceuticals, Inc., and Concentric Analgesics, Inc., all privately-held biotechnology companies. Mr. King received a B.A. in chemistry from McPherson College and an M.B.A. from the University of Kansas Graduate School of Business.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the Company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value, including the evaluation of development opportunities; risks and uncertainties related to our, or our partner’s, ability to successfully commercialize Qsymia; risks and uncertainties related to our ability to successfully develop or acquire a proprietary formulation of tacrolimus as a precursor to the clinical development process; risks and uncertainties related to our ability to identify, acquire and develop new product pipeline candidates; risks and uncertainties related to our ability to develop a proprietary formulation and to demonstrate through clinical testing the quality, safety, and efficacy of our current or future investigational drug candidates; risks and uncertainties related to the timing, strategy, tactics and success of the commercialization of STENDRA (avanafil) by our sublicensees; risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with MTPC in which we do not have a commercial collaboration; risks and uncertainties related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; and risks and uncertainties related to our ability to protect our intellectual property and litigation in which we are involved or may become involved. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2016 as filed on March 8, 2017, and as amended by the Form 10-K/A filed on April 26, 2017, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	Matthew Ventimiglia
Chief Financial Officer	mventimiglia@lazarpartners.com
oki@vivus.com	212-599-1265
650-934-5200